Execution Version

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of December 4, 2024 between The RBB Fund Trust (herein called the "Trust"), and First Eagle Investment Management, LLC (herein called the "Adviser").

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and currently offers or proposes to offer shares representing interests in separate investment funds; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment advisory services to the Trust with respect to the Trust's funds listed on Exhibit A hereto (collectively, the "Funds" and each, a "Fund"), effective as of the dates specified on Exhibit A, and the Adviser is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust and the shareholder(s) of each Fund have approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser for the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)   Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Adviser and the execution and delivery of this Agreement; and

(b)   A prospectus and statement of additional information relating to each Fund of the Trust in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectus" and "Statement of Additional Information," respectively).

The Trust will promptly furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

In addition to the foregoing, the Trust will also provide the Adviser with copies of the Trust's Declaration of Trust and By-laws, and any service contracts related to the Funds, and will promptly furnish the Adviser with any amendments of or supplements to such documents.

SECTION 3. MANAGEMENT.

(a)       Subject to the supervision of the Board of Trustees of the Trust and subject to Section 3(b) below, the Adviser will provide for the overall management of the Funds including (i) the provision of a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund, (ii) the determination from time to time of the securities and other investments to be purchased, retained, or sold by the Trust for each Fund, (iii) the placement from time to time of orders for all purchases and sales made for each Portfolio, (iv) in connection with its management of each Portfolio, monitoring and assistance with anticipated purchases and redemptions of creation units by shareholders and new investors, (v) the determination of the amount of the cash component, the identity and number of shares of the securities to be accepted in exchange for "Creation Units" for each Portfolio and the securities that will be applicable that day to redemption requests received for each Portfolio (and may give directions to the Fund's custodian with respect to such designations), (vi) the coordination of each Fund's compliance with rules of the applicable securities exchange, and (iv) the establishment, monitoring and keeping up-to-date of each Fund's website to comply with applicable law. The Adviser shall have a limited power-of-attorney to execute any trading and/or subscription documents necessary in order to carry out its duties under this Section 3. The Adviser will provide the services rendered by it hereunder in accordance with each Fund 's investment objective, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Adviser has actual notice or knowledge of any changes to such investment objectives, restrictions or policies. The Adviser further agrees that it will render to the Trust's Board of Trustees such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Adviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to each Fund's transactions and, where not otherwise available, the daily valuation of securities in each Fund.

(b)     Sub-Advisers. The Adviser may delegate certain of its responsibilities hereunder with respect to provision of the investment advisory services set forth in Section 3(a) above to one or more other parties (each such party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the applicable requirements of Section 15 of the 1940 Act and rules thereunder (including without limitation the requirements for approval by the Board of Trustees of the Trust and the shareholders of each Fund), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule. Such Sub-Adviser may (but need not) be affiliated with the Adviser.

Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:

1.     Any fees or compensation payable to any Sub-Adviser shall be paid by the Adviser, and no additional obligation may be incurred on the Trust's behalf to any Sub-Adviser; except that any Trust expenses that may be incurred by the Adviser and paid by the Trust to the Adviser directly may be incurred by the Sub-Adviser and paid by the Trust to the Sub-Adviser directly, so long as such payment arrangements are approved by the Trust and the Adviser.

2.    If the Adviser delegates its responsibilities to more than one Sub-Adviser, the Adviser shall be responsible for assigning to each Sub-Adviser that portion of its duties with respect to each Fund for which the Sub-Adviser is to act as Sub-Adviser, subject to the approval of the Trust's Board of Trustees.

3.     To the extent that any obligations of the Adviser or any Sub-Adviser require any service provider of the Trust or any Fund to furnish information or services, such information or services shall be furnished by the Trust's or the Fund's service providers directly to both the Adviser and any Sub-Adviser.

SECTION 4. BROKERAGE. Subject to the Adviser's obligation to obtain best price and execution, the Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Adviser places orders for the purchase or sale of securities for a Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund directly or indirectly. Without limiting the generality of the foregoing, the Adviser is authorized to cause each Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Adviser, provided that the Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Adviser's overall responsibilities with respect to accounts as to which the Adviser exercises investment discretion. The Adviser may aggregate securities orders so long as the Adviser adheres to a policy of allocating investment opportunities to the Funds over a period of time on a fair and equitable basis relative to other clients. In no instance will a Fund's securities be purchased from or sold to the Trust's principal underwriter, the Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law. Without limiting the provisions in Section 3(b) above regarding sub-advisers, the Adviser is explicitly permitted to engage one or more sub-advisers with respect to the trading of securities and other investments on behalf of the Funds, with the effect that the rights and obligations under this Section 4 shall be similarly applicable to such sub-advisers.

The Adviser shall report to the Board of Trustees of the Trust at least quarterly with respect to brokerage transactions that were entered into by the Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Adviser to the Funds and the Adviser's other clients, that the total commissions paid by the Funds were reasonable in relation to the benefits to the Funds over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.

SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY. The Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies and self-regulatory organizations having jurisdiction over each Fund and/or the Adviser in the performance of its duties hereunder. The Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and prior, present, or potential shareholders (except with respect to clients of the Adviser) and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Adviser may comply with such request prior to obtaining the Trust's written approval, provided that the Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

SECTION 6. SERVICES NOT EXCLUSIVE. The Adviser may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Funds or the Trust.

Nothing in this Agreement shall limit or restrict the Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Funds. The Adviser shall have no obligation to acquire for the Funds a position in any investment which the Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Adviser agrees that this Section 6 does not constitute a waiver by the Trust of the obligations imposed upon the Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust of the obligations imposed upon the Adviser under Section 206 of the Advisers Act of 1940 and the rules thereunder. Further, the Adviser agrees that this Section 6 does not constitute a waiver by the Trust of the fiduciary obligation of the Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. BOOKS AND RECORDS. With respect to records created and retained pursuant to the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains on behalf of the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust 's request. The Adviser agrees to comply with the retention periods prescribed by Rule 31a-2 under the 1940 Act with regard to the records it maintains for purposes of compliance with Rule 31a-1 under the 1940 Act.

SECTION 8. EXPENSES. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. In addition, for no additional compensation, the Adviser shall pay all of the other operating expenses of each Fund, excluding: (i) its advisory fees payable under this Agreement; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses, trading expenses and other expenses (such as stamp taxes) in connection with the execution of fund transactions or in connection with creation and redemption transactions; (v) tax expenses (including any income or franchise taxes) and governmental fees; and (vi) extraordinary expenses, such as litigation costs and other expenses not incurred in the ordinary course of business.

General expenses of the Trust not readily identifiable as belonging to an investment fund of the Trust shall be allocated among all investment funds by or under the direction of the Trust's Board of Trustees in such manner as the Board determines to be fair and equitable and such expenses will be borne by the Adviser or Funds in accordance with this Section 8.

SECTION 9. VOTING. The Adviser shall have the authority to vote as agent for each Fund, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which such Fund's assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Trust may adopt from time to time.

SECTION 10. RESERVATION OF NAME. The Adviser shall at all times have all rights in and to each Fund's name and all investment models used by or on behalf of such Fund. The Adviser may use each Fund's name or any portion thereof in connection with any other investment fund or business activity without the consent of any shareholder and the Trust shall execute and deliver any and all documents required to indicate the consent of the Trust to such use. The Trust hereby agrees that in the event that neither the Adviser nor any of its affiliates acts as investment adviser to a Fund, the name of the Fund will be changed to one that does not suggest an affiliation with the Adviser.

SECTION 11. COMPENSATION.

(a)   For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Trust will pay the Adviser from the assets of such Fund and the Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of [   ] of the Fund's average daily net assets. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

(b)  The fee attributable to each Fund shall be satisfied only against the assets of such Fund and not against the assets of any other investment fund of the Trust. The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser.

SECTION 12. LIMITATION OF LIABILITY. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misconduct, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). Each Fund will indemnify the Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of Trustees of the Fund who are neither "interested persons" of the Trust nor parties to the proceeding ("disinterested non-party Trustees") or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware General Corporation Law. The Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by a Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment fund of the Trust.

The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Adviser's rights to a Fund's name. The Adviser shall indemnify and hold harmless the Trust and each Fund for any claims arising from the use of the terms First Eagle Investment Management, First Eagle, First Eagle Investments, or FEIM in the name of the Fund.

SECTION 13. DURATION AND TERMINATION. This Agreement shall become effective with respect to each Fund as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to each Fund until August 16, 2026. Thereafter, if not terminated, this Agreement shall continue with respect to each Fund for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund; provided, however, that this Agreement may be terminated with respect to a Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' prior written notice to the Adviser, or by the Adviser at any time, without payment of any penalty, on 60 days' prior written notice to the Trust. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act). This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

SECTION 14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and, unless otherwise permitted by the 1940 Act (including the rules and interpretations thereunder), no amendment of this Agreement affecting a Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

SECTION 15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day), electronic mail (provided written confirmation is obtained) or mailed by certified mail, return receipt requested, as follows:

If to the Trust:

c/o U.S. Bancorp Fund Services, LLC

615 East Michigan St.

Milwaukee, WI 53202

Attention: Steven Plump

If to the Adviser:

First Eagle Investment Management, LLC

1345 Avenue of the Americas

New York, NY 10105

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.

SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND TRUST

By:	/s/ James G. Shaw
Name: James G. Shaw
Title: CFO/COO & Secretary

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Sheelyn M. Michael
Name: Sheelyn M. Michael
Title: Deputy General Counsel

EXHIBIT A